MAA Announces Acquisition

MEMPHIS, Tenn., Oct. 19, 2011 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisition of Aventura at Indian Lake Village, a 300-unit apartment community located in the Nashville metropolitan statistical area.

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Aventura at Indian Lake Village was developed in 2010 and is located within Indian Lake Village, a desirable master-planned mixed-use development in the Hendersonville submarket. The community offers upscale amenities including a resort style pool with sundeck, exterior fireplaces and walking path access to acres of designated greenways. Interior amenities include 9' ceilings, cherry cabinets and granite countertops.

Aventura at Indian Lake Village is convenient to Interstate 65 and only 15 miles northeast of downtown Nashville which was recently ranked by Forbes as the "15th Best Place for Business and Careers." Nashville hosts two major league sport franchises, is home to the headquarters for several Fortune 500 companies, and is a major employer in the music, medical and automotive industries.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are very pleased to add Aventura at Indian Lake Village to our Nashville portfolio. The Nashville area has experienced strong population growth over the past decade. We expect the positive demographic and economic trends of this area to support strong leasing fundamentals in the coming years."

The acquisition was funded by common stock issuances through MAA's at-the-market program and borrowings under our current credit facilities.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,926 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com